BofA Finance LLC
Contingent Income Auto-Callable Yield Notes
Fully and Unconditionally Guaranteed by Bank of America Corporation
Risk Factors
? Your investment may result in a loss; there is no guaranteed return of principal.
? Your return on the Notes is limited to the return represented by the Contingent Coupon
Payments, if any, over the term of the Notes
? The Notes are subject to a potential Automatic Call, which would limit your ability to receive the
Contingent Coupon Payments over the full term of the Notes.
? You may not receive any Contingent Coupon Payments and the Notes do not provide for any regular fixed coupon payments.
? Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity.
? Any payments on the Notes are subject to the credit risk of BofA Finance and the Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Notes.
? The public offering price you pay for the Notes will exceed their initial estimated value.
? We cannot assure you that a trading market for your Notes will ever develop or be maintained.
? The Contingent Coupon Payment, Early Redemption Amount or Redemption Amount, as
applicable, will not reflect the prices of the Underlying Stocks other than on the Observation
Dates or the Valuation Date, as applicable.
? Because the Notes are linked to the least performing (and not the average performance) of the
Underlying Stocks, you may not receive any return on the Notes and may lose some or all of your principal amount even if the Observation Value or Ending Value of one Underlying Stock is always greater than or equal to its Coupon Barrier or its Threshold Value, as applicable.
? The terms of the Notes will not be adjusted for all corporate events that could affect an issuer of an Underlying Stock.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Please see the Preliminary Pricing Supplement for complete product disclosure, including related risks and tax disclosure.
This fact sheet is a summary of the terms of the Notes and factors that you should consider before deciding to invest in the Notes. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read this fact sheet together with the Preliminary
Pricing Supplement dated September 18, 2019, Product Supplement EQUITY-1 dated January 24, 2017 and Prospectus Supplement and Prospectus dated November 4, 2016 to understand fully the terms of the Notes and other considerations that are important in making a decision about investing in the Notes. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary
Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the Preliminary
Pricing Supplement. Alternatively, BofA Finance, any agent or any dealer participating in this offering will arrange to send you the Preliminary Pricing Supplement, Product Supplement EQUITY-1 and Prospectus Supplement and Prospectus if
you so request by calling toll-free at 1-800-294-1322.

BofA Finance LLC
Contingent Income Auto-Callable Yield Notes
Fully and Unconditionally Guaranteed by Bank of America Corporation
Risk Factors
? Your investment may result in a loss; there is no guaranteed return of principal.
? Your return on the Notes is limited to the return represented by the Contingent Coupon
Payments, if any, over the term of the Notes
? The Notes are subject to a potential Automatic Call, which would limit your ability to receive the
Contingent Coupon Payments over the full term of the Notes.
? You may not receive any Contingent Coupon Payments and the Notes do not provide for any regular fixed coupon payments.
? Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity.
? Any payments on the Notes are subject to the credit risk of BofA Finance and the Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Notes.
? The public offering price you pay for the Notes will exceed their initial estimated value.
? We cannot assure you that a trading market for your Notes will ever develop or be maintained.
? The Contingent Coupon Payment, Early Redemption Amount or Redemption Amount, as
applicable, will not reflect the prices of the Underlying Stocks other than on the Observation
Dates or the Valuation Date, as applicable.
? Because the Notes are linked to the least performing (and not the average performance) of the
Underlying Stocks, you may not receive any return on the Notes and may lose some or all of your principal amount even if the Observation Value or Ending Value of one Underlying Stock is always greater than or equal to its Coupon Barrier or its Threshold Value, as applicable.
? The terms of the Notes will not be adjusted for all corporate events that could affect an issuer of an Underlying Stock.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Please see the Preliminary Pricing Supplement for complete product disclosure, including related risks and tax disclosure.
This fact sheet is a summary of the terms of the Notes and factors that you should consider before deciding to invest in the Notes. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read this fact sheet together with the Preliminary
Pricing Supplement dated September 18, 2019, Product Supplement EQUITY-1 dated January 24, 2017 and Prospectus Supplement and Prospectus dated November 4, 2016 to understand fully the terms of the Notes and other considerations that are important in making a decision about investing in the Notes. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary
Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the Preliminary
Pricing Supplement. Alternatively, BofA Finance, any agent or any dealer participating in this offering will arrange to send you the Preliminary Pricing Supplement, Product Supplement EQUITY-1 and Prospectus Supplement and Prospectus if
you so request by calling toll-free at 1-800-294-1322.